Company Contact: Guy A. Archbold, CEO 1190 Suncast Lane, Suite 2 El Dorado Hills, California 95762 916-939-8700 www.bluepointenergy.com	Porter, LeVay & Rose, Inc. Marlon Nurse, VP - Investor Relations Jeff Myhre, VP - Editorial 212-564-4700 Tom Gibson, VP - Media Relations 201-476-0322

BLUEPOINT ENERGY, INC. ANNOUNCES PLANNED ELIMINATION OF ALL CONVERTIBLE DEBT

-- BluePoint Provides Guidance for Anticipated Record Revenue and Earnings in 2007 --

-- $10 Million in Debt to be Converted --

El DORADO HILLS, CA, December 14, 2006 -- Chapeau, Inc. d/b/a BluePoint Energy, Inc. (OTC BB: CPEU) today announced it plans to eliminate its long-term convertible senior debt of approximately $10 million over the next 30 days. With a significantly stronger balance sheet and many new customer relationships, BluePoint anticipates a record year for revenues and earnings in 2007.

For the quarter ended September 30, 2006, the Company reported long-term debt, net of unamortized discount, of $9.4 million and interest expense of nearly $307,000, or more than $0.11 per outstanding share. As a result of the 100% convertible debt conversion to equity, BluePoint’s long-term debt is reduced to $272,000, carrying a 0% interest rate as a consequence of its asset acquisition reported earlier this year, making the Company nearly long-term debt-free with no related interest expenses to dilute earnings.

As guidance for the current fiscal year ending June 30, 2007, BluePoint anticipates having signed discount energy purchase agreement contracts (power projects) with customers representing revenue to BluePoint of $60 million, with significant upside potential based upon indications from our customers in connection with their concerns relative to the access, cost and reliability of electrical grids in territories in which they operate. This compares with similar contracts in the amount of less than $4 million signed during the previous fiscal year of 2006. In the current quarter alone, BluePoint anticipates in excess of $15 million in customer contracts. As a result of current signed contracts this fiscal quarter ending December 31, 2006 together with the long-term debt elimination, the Company is now in a position of positive cash flow going forward, thus allowing additional contracts to be accretive to net earnings.

It is generally assumed in the business model of BluePoint that project contract revenue shall convert to revenue recognition by the Company generally within six to nine months after a project contract is signed. BluePoint expects gross margins targets to exceed 40% on the stated contract revenues, with EBITDA to be in the range of 18-22%.

Patrick W. Imeson, Managing Director and Chief Executive Officer of Calim Private Equity, LLC, BluePoint’s largest debt holder, stated, “Calim’s decision to exercise its conversion rights to remove this debt from the Company’s balance sheet is based on BluePoint’s tremendous progress in its EnviroGen™ Energy Module product development, its execution of master discount energy purchase agreements with prestigious companies that are dominant in their industry groups, the critical strategic alliances it has forged with key vendors and a very visible and robust order pipeline carrying into 2007. Cumulatively, these important new developments give Calim the comfort and assurance that being an equity owner best suits the goals of our funds in assisting BluePoint to move its business to the next level on a virtually debt-free basis.”

Guy A. Archbold, Chief Executive Officer of BluePoint Energy Inc., said, “We are tremendously pleased by this sign of confidence exhibited by our largest investors in their willingness to prematurely convert their senior debt positions into equity of our Company. This conversion dramatically improves our balance sheet and, if managed properly, allows further contracts and revenues to the Company to be accretive to net earnings without the burden of long-term debt and high interest payments. Based upon recently initiated and announced master contracts with Starwood Vacation Ownership, Inc., Macy’s East Division of Federated Retail Holdings, Inc. and Starwood® Hotels and Resorts Worldwide, Inc., along with additional master contracts currently under discussion in the hospitality and healthcare industries, we do anticipate a robust calendar 2007 in both revenues and positive earnings. Both our current and prospective shareholders should be encouraged by the elimination of debt and the Company’s management team being committed to increasing shareholder value through revenues and earnings growth.”

About Chapeau, Inc. d/b/a BluePoint Energy, Inc.
Chapeau, Inc. d/b/a BluePoint Energy, Inc. designs, assembles and sells packaged combined heat and power (CHP) and combined cooling, heat and power (CCHP) modules with ultra-clean emissions employing proprietary technology under the trademark EnviroGen™. Chapeau utilizes its proprietary build, own, operate and maintain discount energy purchase agreement financial model to provide reliable, efficient, clean and cost-effective energy solutions to the end user. For more information, call 916-939-8700 or visit the Company’s website at www.bluepointenergy.com.

The foregoing is news relating to Chapeau, Inc. d/b/a BluePoint Energy, Inc. (the “Company”) and contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions as they relate to the Company or its management, including without limitation, Chapeau, Inc. d/b/a BluePoint Energy, Inc. (as defined herein) and/or the Company’s other subsidiaries, are intended to identify such forward-looking statements. The Company’s actual results, performance or achievements could differ materially from the results expressed in, or implied by these forward-looking statements. For a discussion of additional factors that may affect actual results, investors or interested parties should refer to the Company’s filings with the Securities and Exchange Commission; in particular, its annual report on Form 10-K, most current 10Q and other filings as may be relevant. This does not constitute an offer to buy or sell securities by the Company, its subsidiaries or any associated party and is meant purely for informational purposes.

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